Exhibit 99

For Release: April 26, 2006

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020 ext. 1405

NHR reports first quarter income

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a long-term health care real estate investment trust, announced net income for the quarter ended March 31, 2006 of $3,103,000 compared to $2,783,000 last year, an increase of 11.5%.

For the three months ended March 31, net income per share was 31 cents basic and diluted compared to 29 cents basic and 28 cents diluted, for the first quarter last year. Basic and diluted funds from operations were 44 cents per share compared to 42 cents basic and diluted, last year. Revenues for the quarter totaled $5,163,000 compared to $4,900,000 last year.

Highlights for the quarter included the renegotiation of our revolving line of credit, resulting in a .5% reduction in the spread over LIBOR. This reduction in spread, however, was offset by an increase in general interest rates. Additionally, we collected approximately $183,000 of percentage rent attributable to 2005 that, in accordance with generally accepted accounting principles, is not recognizable until the first quarter of this year, with such amount being included in quarterly revenue.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes having a carrying value of $13.0 million. These notes are secured by operating skilled nursing facilities and other health care properties. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.

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Page 2 NHR earnings

Condensed Statements of Income
(in thousands except share and per share amounts)	Three Months Ended March 31
	2006	2005
Revenues:
Rental income	$4,628	$4,307
Mortgage interest income	535	593
	5,163	4,900
Expenses:
Interest	149	164
Depreciation of real estate	1,423	1,468
General and administrative	235	266
	1,807	1,898

Income before minority interest in consolidated
consolidated subsidiaries and
non-operating income	3,356	3,002

Non-operating Income (investment &
interest income)	125	123

Minority interest in consolidated subsidiaries	(378)	(342)

Net Income	$3,103	$2,783

Net income per common share:
Basic	$.31	$.29
Diluted	$.31	$.28

Funds from operations:
Basic	$4,371	$4,090
Diluted	$4,371	$4,090

Funds from operations per share:
Basic	$.44	$.42
Diluted	$.44	$.42

Weighted average common share:
Basic	9,939,463	9,712,655
Diluted	9,946,538	9,774,491

Common dividends declared	$.3325	$.3325

Balance Sheet Data	March 31	Dec. 31
(in thousands)	2006	2005
Real estate properties, net	$113,631	$115,054
Mortgages receivable	13,009	13,207
Long-term debt	10,025	10,450
Stockholders' equity	112,061	112,390

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Page 3 NHR earnings

Reconciliation of Funds From Operations (1)

The following table reconciles net income applicable to common stockholders to funds from operations applicable to common stockholders:

Three Months Ended
March 31
	2006	2005
(in thousands)
Net income applicable to common stockholders'	$3,103	$2,783
Adjustments:
Real estate depreciation	1,423	1,468
Minority interest in NHR/OP, L.P. share of add back for
real estate related depreciation	(155)	(161)
Funds from operations applicable to common stockholders	$4,371	$4,090

Basic funds from operations per share	$.44	$.42
Diluted funds from operations per share	$.44	$.42

Weighted average shares:
Basic	9,939,463	9,712,655
Diluted	9,946,538	9,774,491

(1)We believe that funds from operations is an important supplemental measure of operating performance. We, therefore, disclose funds from operations, although it is a measurement that is not defined by accounting principles generally accepted in the United States. We generally use the National Association of Real Estate Investment Trusts (NAREIT) measure of funds from operations. We define funds from operations as income before extraordinary items adjusted for certain non-cash items, primarily real estate depreciation, less gains/losses on sales of facilities. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Funds from operations does not represent cash generated from operating activities as defined by accounting principles generally accepted in the United States (funds from operations does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

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Page 4 NHR earnings

National Health Realty, Inc.	Portfolio Summary	March 31, 2006

Portfolio Statistics	Investment
	Properties	Investment	Percentage
Equity Ownership	23	$ 113,631,000	90%
Mortgage Loan Receivables	5	13,009,000	10%
Total Real Estate Portfolio	28	$ 126,640,000	100%

Equity Ownership	Properties	Beds	Investments
Nursing Homes	16	1,908	$ 69,064,000
Assisted Living	6	488	30,422,000
Independent Living	1	58	14,145,000
	23	2,454	$ 113,631,000

Mortgage Loan Receivables	Properties	Beds	Investment
Nursing Homes	5	714	$ 13,009,000

Summary of Facilities by Type
		Percentage of	Total
	Properties	Total Dollars	Dollars
Nursing Homes	21	64.81%	$ 82,073,000
Assisted Living	6	24.02%	30,422,000
Independent Living	1	11.17%	14,145,000
	28	100.00%	$ 126,640,000

SUMMARY OF FACILITIES BY STATE:
						Percent
			Assisted	Retire-	Investment	Total
		LTC	Living	ment	Amount	Portfolio
1	Florida	8	3		$ 56,207,000	44.38%
2	Tennessee	2	2	1	33,449,000	26.41%
3	South Carolina	7			27,498,000	21.71%
4	Indiana	3			3,799,000	3.00%
5	Alabama		1		3,379,000	2.67%
6	Missouri	1			2,308,000	1.82%
		21	6	1	$126,640,000	100.00%